Exhibit 99.1

News Release

UNITED COMMUNITY BANK RECEIVES REGULATORY APPROVAL TO PURCHASE THREE INDIANA BRANCHES OF INTEGRA BANK NATIONAL ASSOCIATION

Lawrenceburg, Indiana -- April 26, 2010.  United Community Bancorp, Inc. (Nasdaq Global Market: UCBA) announced today that its subsidiary, United Community Bank, has received approval from the Office of Thrift Supervision to complete the purchase of three branch offices and certain loans of  Integra Bank National Association, the wholly-owned subsidiary of Integra Bank Corporation.  The acquisition is expected to occur following the close of business on June 4, 2010, at which time the Integra Bank branch offices located in the towns of Osgood, Milan and Versailles, Indiana will become branch offices of United Community Bank. Following completion of this transaction,  United Community will have nine branches -- four in Lawrenceburg; one in Aurora; one in St. Leon; one in Osgood; one in Milan; and one in Versailles, and approximately $450 million in assets and $390 million in deposits.

Forward-Looking Statements

This press release contains statements about the proposed sale of Integra Bank branch offices and other assets to United Community Bank and the impact on both Integra Bank and United Community Bank. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in United Community Bancorp’s and Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About United Community Bancorp

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  United Community Bank currently operates six offices and nine ATMs in Dearborn County, Indiana, and has total assets of approximately $398.4 million.  For more information about United Community Bank, please visit us online at www.bankucb.com.

Contacts:

United Community Bank:
William F. Ritzmann, President and CEO – (812) 537-4822